Exhibit 10.6

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. Such excluded information has been marked with [Redacted: Commercially Sensitive Information].

DELTA 1 -

OPTION TO LEASE AGREEMENT

VILLAGE FARMS INTERNATIONAL, INC.

– and –

VILLAGE FARMS CANADA LIMITED PARTNERSHIP

– and –

1121371 B.C. LTD.

– and –

EMERALD HEALTH BOTANICALS INC.

Dated: June 6, 2017

DELTA 1 -

OPTION TO LEASE AGREEMENT

MADE this 6th day of June, 2017 (the “Effective Date”).

AMONG:

VILLAGE FARMS INTERNATIONAL, INC.

(“Village Farms”)

and

VILLAGE FARMS CANADA LIMITED PARTNERSHIP
(“VFCLP”, and together with Village Farms, the “Grantors”)

and

1121371 B.C. LTD.

(the “Company”)

and

EMERALD HEALTH BOTANICALS INC.

(“Emerald”)

WHEREAS Village Farms is the registered owner of the lands described in Schedule “A” attached hereto (the “Lands”) and VFCLP is the registered owner of the greenhouses and other structures and improvements located on the Lands (the “Greenhouses”);

AND WHEREAS the Grantors have leased the Delta 3 Assets and Operations (as defined in the Shareholders Agreement) to the Company pursuant to a lease agreement dated the Effective Date between the Company and the Grantors;

AND WHEREAS the parties have agreed to enter into this Agreement with effect as of the Effective Date to grant the Company an Option (as defined below) to lease the Lands and the Greenhouses as described in Schedule “B” attached hereto and all personal property thereat (other than property which is applicable only to the production of tomatoes or that is related to the co-generation facility) (collectively, the “Delta 1 Assets and Operations”) on an “as-is, where-is” basis;

AND WHEREAS capitalized terms used herein and not otherwise defined shall have the meanings provided in the shareholders agreement among the Company, Village Farms, Emerald Health Botanicals Inc. and Emerald Health Therapeutics Inc. dated the Effective Date (such agreement, as same may be amended, supplemented, amended and restated or otherwise modified, the “Shareholders Agreement”);

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1. Option.

The Grantors hereby grant to the Company a sole, irrevocable, non-assignable and exclusive option to lease the Delta 1 Assets and Operations (the “Option”) from the Grantors, on an as-is, where-is basis, subject to the terms, provisions and conditions contained in this Agreement.

2. Consideration for Grant of Option to Lease

Concurrent with the execution of this Agreement, the Company will pay to the Grantors One Dollar ($1.00), the receipt and sufficiency of which is hereby acknowledged, in consideration of the grant of the Option.

3. Option Term.

(a) Subject to Section 3(b), the term during which the Option may be exercised shall commence on the date on which the Delta 3 Assets and Operations have obtained Licenses for its full production capacity (the “Licensing Date”), and shall expire on the earlier of:

[Redacted: Commercially Sensitive Information]

(b) [Redacted: Commercially Sensitive Information]

(c) After the expiration of Option Period 1 or Option Period 2, as applicable, unless the Company has exercised the Option, the Option shall terminate and cease to have force or effect.

4. Exercise of Option

(a) The Company may exercise the Option by notice in writing delivered to the Grantors in accordance with Section 11(b) (the “Exercise Notice”) at any time during Option Period 1 or Option Period 2, as applicable.

(b) [Redacted: Commercially Sensitive Information]

(c) Upon delivery by the Grantors to the Company of [Redacted: Commercially Sensitive Information], then:

(i) the Company and the Grantors shall forthwith execute and deliver a lease of the Delta 1 Assets and Operations in substantially the same form as the lease among Village Farms, VFLP and the Company, with such amendments as described in Schedule “C” attached hereto, upon the terms and conditions provided therein (the “Lease”) and all agreements and instruments referred to therein, including without limitation the Short Form Lease, each as defined therein. The term of the Lease (the “Term”) shall commence on a date mutually determined by the Grantors and the Company, acting reasonably, in order to allow the Grantors sufficient time to close their Tomato Growing Operations at the Delta 1 Assets and Operations prior to the commencement of the Term without incurring undue financial losses.

(ii) the Grantors will allow the Company and Emerald to have access to the Delta 1 Assets and Operations prior to the applicable commencement date of the Lease but after the exercise of the Option, in order to ensure that the application process for any Licenses with respect to the Delta 1 Assets and Operations is not delayed and can be pursued in an expeditious manner, provided that reasonable prior notice of such access is given to the Grantors, and further provided that such access shall not interfere with the Grantors’ Tomato Growing Operations. The Grantors and the Company agree that they shall cooperate with each other with respect to the scheduling and coordination of any work to be performed by the Company at the Delta 1 Assets and Operations during the period prior to the applicable commencement date of the Lease so as to minimize any disruption to the Grantors’ Tomato Growing Operations.

(iii) [Redacted: Commercially Sensitive Information];

(iv) [Redacted: Commercially Sensitive Information]; and

(v) The parties shall make such amendments to the Shareholders Agreement as are reasonably necessary to ensure that any such Shares and amounts will be treated in a manner substantially similar to the corresponding Shares and amounts with respect to the parties’ respective initial investments into the Company and that any escrowed Shares and amounts will be dealt with equitably pursuant to any transaction of a nature similar to those set out in Sections 10.3, 10.4 and 10.5 of the Shareholders Agreement.

(d) [Redacted: Commercially Sensitive Information]

5. Sale/Lease of Delta 1 Assets and Operations for Cannabis Production

(a) Prior to (i) the earlier of the expiration of Option Period 1 or if and only if the Company exercises its option to acquire the Delta 1 Assets and Operations pursuant to Section 3(a) of the Delta 1 Call Agreement, the period ending on the last day of Option Period 2 or,

(ii) if the Company has exercised the Option in accordance with Section 4(a), the date of expiry of the 90 day period referred to in Section 4(b) (the “Hold Period”), the Grantors shall not:

(i) apply for a license for the production, cultivation or distribution of Cannabis or Cannabis extract products in connection with the Delta 1 Assets and Operations, nor

(ii) enter into any agreement or understanding with respect to the acquisition or purchase by any person or group of persons acting jointly or in concert of any interest in the Delta 1 Assets and Operations for the purposes of Cannabis production (or any lease, licence, royalty, long-term supply agreement or other arrangement having a similar economic effect).

Thereafter, the Grantors shall be free to apply for licenses for the production, cultivation or distribution of Cannabis or Cannabis extract products in connection with the Delta 1 Assets and Operations and/or enter into any agreement or understanding with respect to the acquisition or purchase by any person or group of persons acting jointly or in concert of any interest in the Delta 1 Assets and Operations for the purposes of Cannabis production (or any lease, licence, royalty, long-term supply agreement or other arrangement having a similar economic effect).

(b) In addition to the restrictions set out in Section 5(a), commencing on the date of this Agreement and ending on the conclusion of the Hold Period, the Grantors shall not be permitted to enter into an agreement with a third party (the “Third Party”) for the sale, lease, license, long term supply or other arrangement with respect to the Delta 1 Assets and Operations (the “Delta 1 Third Party Arrangements”) unless:

(i) the Third Party does not propose to use the Delta 1 Assets and Operations for the purpose of Cannabis production;

(ii) the Third Party provides a restrictive covenant in favour of the Company not to use the Delta 1 Assets and Operations for the purpose of Cannabis production during the Hold Period;

(iii) to the extent that the Delta 1 Third Party Arrangements are in respect of the sale of the Delta 1 Assets and Operations separately from the Delta 2 Assets and Operations, then the proposed purchase agreement from the Third Party must include subdivision language such that the Delta 1 Assets and Operations may be transferred separately from the Delta 2 Assets and Operations; and

(iv) the Grantors have provided the Company with the ROFR Notice (as defined below) and the Company shall not have provided an Acceptance Notice (as defined below) prior to the end of the Acceptance Period (as defined below).

The Grantors hereby grant the Company a right of first refusal (the “ROFR”) to acquire, lease, license, obtain a long term supply agreement or other arrangement in respect of the Delta 1 Assets and Operations on no less favourable terms than the Delta 1 Third Party Arrangements. The Grantors shall deliver to the Company a copy of the proposed purchase agreement, lease, license, long term supply agreement or other arrangement with the Third Party within five (5) days following execution of such agreement by the Grantors and the Third Party (the “ROFR Notice”). The Company shall have fifteen

(15) days from receipt of a ROFR Notice to advise the Grantors in writing whether the Company intends to acquire, lease, license, obtain a long term supply agreement or other arrangement in respect of the Delta 1 Assets and Operations on no less favourable terms than the Delta 1 Third Party Arrangements (the “Acceptance Notice”). If the Company fails to deliver the Acceptance Notices within said fifteen (15) day period (the “Acceptance Period”) the ROFR shall be null and void and the Grantors shall be entitled to complete the sale, lease, license, long term supply arrangement or other arrangement with the Third Party on the terms and conditions of the Delta 1 Third Party Arrangements.

6. Access to Delta 1 Assets and Operations.

From and after the Effective Date, the Company, its representatives and advisors shall have full access to the Delta 1 Assets and Operations at any time and from time to time, subject to 48 hours prior written notice and subject further to the Company using commercially reasonable efforts to minimize interference with the Grantors’ operations at the Delta 1 Assets and Operations, to carry out such tests and inspections as the Company, its representatives or advisors may deem necessary, which actions shall not deem the Company to have taken possession, management or control of the Delta 1 Assets and Operations. In the event that the Company intends to do any invasive testing at the Delta 1 Assets and Operations, the prior written consent of the Grantors, acting reasonably, shall be required. Any damage caused to the Delta 1 Assets and Operations solely as a result of the Company’s entry upon the Delta 1 Assets and Operations or as a result of tests carried out by the Company or its representatives at the Delta 1 Assets and Operations (absent the negligence or willful misconduct of the Grantors or their employees, agents or representatives) shall be promptly repaired by the Company, at its sole cost and expense.

7. Representations and Warranties of the Grantors

The Grantors represent and warrant that, as of the date of this Agreement and as of the date of the Lease:

(a) Village Farms is the owner of and has good and marketable title to all of the Lands, whether tangible or intangible, free and clear of all Encumbrances other than Permitted Encumbrances. The Grantors are not aware of any facts or circumstances which might materially adversely limit, affect or prejudice its ownership rights over the Lands.

(b) VFCLP is the owner of and has good and marketable title to all of the Greenhouses, whether tangible or intangible, free and clear of all Encumbrances other than Permitted Encumbrances. The Grantors are not aware of any facts or circumstances which might materially adversely limit, affect or prejudice VFCLP’s ownership rights over the Greenhouses.

(c) The Delta 1 Assets and Operations are in good working order, subject to reasonable wear and tear from the Tomato Growing Operations.

(d) The Grantors are in compliance in all material respects with Applicable Laws and regulations pertaining to the operation of their business at the Delta 1 Assets and Operations.

(e) As at the date hereof, the conduct of business by the Grantors of the Delta 1 Assets and Operations has been in compliance with all applicable Environmental Laws;

(f) There has been no Release by the Landlord of any Hazardous Substance in breach of Environmental Laws in the course of the business from, at, on, or under the Delta 1 Assets and Operations;

(g) The Grantors have not received notice of any kind of any Release or possible Release of any Hazardous Substance in breach of Environmental Laws from, at, on, or under the Delta 1 Assets and Operations, or from or on to any properties adjoining the Delta 1 Assets and Operations;

(h) No Remedial Order or pending Remedial Order has been received by the Grantors in respect of the Delta 1 Assets and Operations; and

(i) The representations and warranties set out in Section 3.2(c), (d) and (f) of the Shareholders Agreement, remain true and correct in all material respects.

For purposes of this Section, the following terms shall have the meanings described below:

(i) “Environment” means the natural environment, including the soil, ambient air, surface water, ground water, land surface or subsurface strata and those living organisms that interact therewith;

(ii) “Environmental Laws” means any Applicable Laws relating to the Environment, transportation of dangerous goods or occupational health and safety, including Applicable Laws with respect to asbestos or the protection or enhancement of the Environment;

(iii) “Hazardous Substance” means any chemical, pollutant, contaminant, waste, toxic substance, hazardous substance or other substance or material defined in or regulated pursuant to Environmental Laws;

(iv) “Permitted Encumbrances” means, as of any particular time, any of the following Encumbrances in respect of the Delta 1 Assets and Operations:

(A) the reservations, limitations, exceptions, provisos and conditions expressed in the original grant from the Crown or in the Crown Patent including, without limitation, the reservations of any mines or minerals;

(B) all applicable municipal, provincial or federal statutes, by-laws, regulations or ordinances (including, without limitation, all building and zoning by-laws and regulations), airport zoning regulations;

(C) all non-financial charges and interests registered on title to the Lands as of the Commencement Date;

(D) the lease and related easements with VF Clean Energy, Inc.;

(E) [Redacted: Commercially Sensitive Information];

(v) “Release” means to release, spill, leak, pump, pour, emit, empty, discharge, deposit, inject, leach, dispose, dump or permit to escape;

(vi) “Remedial Order” means any remedial order, including any notice of non- compliance, order, other complaint, direction or sanction issued, filed or imposed by any Governmental Authority pursuant to Environmental Laws, with respect to the existence of Hazardous Substances on, in or under the Delta 1 Assets and Operations, or neighbouring or adjoining properties, or the Release of any Hazardous Substance from, at or on any of the Delta 1 Assets and Operations, or with respect to any failure or neglect to comply with Environmental Laws; and

(vii) “Tomato Growing Operations” means those operations in connection with tomato growing conducted by the Grantors at the Delta 1 Assets and Operations in accordance with past practice.

8. Covenant to Operate in Ordinary Course.

From the Effective Date until the date on which this Agreement terminates or is terminated, subject to Force Majeure, the Grantors covenant and agree that the Grantors shall continue to operate the Delta 1 Assets and Operations in the ordinary course of business consistent with past practice conduct all of their respective operations on the Delta 1 Assets and Operations in a diligent, careful and workmanlike manner, and in compliance with the provisions of any statutes, regulations, orders or directives of any Governmental Authority to such operations.

9. [Redacted: Commercially Sensitive Information]

10. Relationship Between Parties and Obligations to Others.

(a) Nothing in this Agreement shall create a relationship of partnership, co-tenancy or agency between the parties with respect to any activities whatsoever, and each party hereby disclaims any intention to create any such relationship.

(b) Neither party shall have any authority to act for, bind or assume any obligation or responsibility on behalf of the other party.

(c) Each party hereby agrees:

(i) to promptly notify the other parties of all material matters coming to the attention of such party, its directors, officers or shareholders, concerning the Delta 1 Assets and Operations;

(ii) to observe, satisfy and perform its covenants, liabilities and obligations under this Agreement;

(iii) not to do any act or thing, or fail to do any act or thing it has agreed to do, which could cause it to be in breach or default under this Agreement;

(iv) to execute and deliver or cause the execution and delivery of such documents and instruments as may from time to time be required in order to carry out the purposes herein; and

(v) to act reasonably and in good faith in respect of all matters relating to the Delta 1 Assets and Operations.

11. Miscellaneous.

(a) Time of the Essence. Time shall be of the essence in all respects hereof provided that the time for doing or completing any matter provided for herein may be extended or abridged by written instrument executed by both the Company and the Grantors.

(b) Notice. Any notice, approval or any other communication required or permitted to be given hereunder, shall be in writing and shall be given by actual delivery or sent by email to its address or email address, as applicable, set forth below, addressed to the recipient as follows:

(i) Notice to the Grantors:

Village Farms International, Inc. 4700 – 80th Street

Delta, British Columbia V4K 3N3

Attention:	Stephen Ruffini, Chief Financial Officer
Telephone:	(407) 936-1190 x340
Email:	◼

with a copy to:

Torys LLP

79 Wellington Street West

Box 270, TD Centre

Toronto, Ontario M5K 1N2

Attention:	Sabrina Gherbaz
Telephone:	(416) 865-8179
Email :	sgherbaz@torys.com

(ii)  Notice to the Company:

1121371 B.C. Ltd.

4431 80th Street

Delta, British Columbia

Attention: President

with a copy to Emerald and Village Farms

(iii) Notice to Emerald:

PO Box 24076

4420 West Saanich Road

Victoria, British Columbia V8Z 7E7

Attention:	Avtar Dhillon and Jim Heppell
Email:	◼

with a copy to:

McCullough O’Connor Irwin LLP

2600 - 1066 West Hastings Street

Vancouver, British Columbia V6E 3X1

Attention:	James Beeby
Facsimile:	(604) 687-7099
Email:	jbeeby@moisolicitors.com

or to such other address, email address or facsimile number or individual as may be designated by notice given by any party to the others. Any notice, request or other communication shall be effective, if delivered at or prior to 5:00 p.m. on any Business Day, when so delivered or, if delivered at any other time, on the next Business Day.

(c) Assignment, Successors, etc. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and permitted assigns. Except as expressly provided herein, no Party shall assign this Agreement or any of the benefits hereof or obligations hereunder without the prior written consent of each of the other Parties.

(d) Entire Agreement, Etc. This Agreement shall constitute the entire agreement between the parties and there is no representation, warranty, collateral agreement or condition affecting this Agreement other than as expressed herein or otherwise by writing. Any reference in this Agreement to gender shall include the other gender, and words importing the singular only shall include the plural and vice versa. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect or be used in its construction or interpretation.

(e) Severability. Every provision of this Agreement is intended to be several, and accordingly, if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. To the extent that any provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

(f) Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be binding on a Party unless consented to in writing by such Party. No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy. The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

(g) Governing Law.

(i) This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(ii) Each of the Parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario, Canada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 11(b), as applicable.

(h) Counterparts. This Agreement may be executed in several counterparts (including by pdf or other electronic format), each of which shall be deemed an original, but all of which shall constitute one and the same document.

(i) Registration. The Company shall not register this Agreement nor a notice thereof on title to the Lands.

(j) Currency. All currency amounts herein are expressed in Canadian dollars.

(k) Joint and Several Liability. The liabilities and obligations of each of the Grantors under this Agreement are joint and several.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

VILLAGE FARMS INTERNATIONAL, INC.

By:
Name: Title:
I have the authority to bind the Corporation

VILLAGE FARMS CANADA LIMITED PARTNERSHIP, by its general partner, VILLAGE FARMS CANADA GP INC.

By:
Name: Title:
I have the authority to bind the Corporation and the Partnership

1121371 B.C. LTD.

By:
Name: Title:
I have the authority to bind the Corporation

EMERALD HEALTH BOTANICALS INC.

By:
Name: Title:
I have the authority to bind the Corporation

SCHEDULE “A”

LEGAL DESCRIPTION OF THE LANDS

SCHEDULE “B”

DELTA 1 DESCRIPTION

Delta 1 is an approximately 60 acre facility on the north side of the Lands, as shown outlined in blue below.

SCHEDULE “C”

FORM OF LEASE

[Redacted: Commercially Sensitive Information]